EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 Nos. 333-111075 and 333-101477 pertaining to the 2002 Nonqualified Stock Incentive Plan, Nos. 333-21537, 333-59701 and 333-63682 pertaining to the Amended and Restated Employee Stock Purchase Plan, Nos. 333-26763, 333-59705, 333-83429, 333-63684 and 333-91200 pertaining to the Amended and Restated 1996 Stock Incentive Plan and Nos. 333-116904 and 333-106565 pertaining to both the Amended and Restated Employee Stock Purchase Plan and the Amended and Restated 1996 Stock Incentive Plan of our reports dated February 11, 2005, with respect to (1) the consolidated financial statements and schedule of Biosite Incorporated, and (2) management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Biosite Incorporated included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

ERNST & YOUNG LLP

San Diego, California
February 22, 2005